EXCLUSIVE DISTRIBUTION AGREEMENT

BETWEEN

SCANTEK MEDICAL, INC.

AND

BIN HERZ GENERAL TRADING

AGREEMENT dated as of the 1st day of June, 2007 (this “Agreement”), by and between Scantek Medical, Inc. a Delaware corporation (the “Manufacturer”) with an address at 1705 Route 46 West, Unit 2, Ledgewood, New Jersey 07852, and Bin Herz General Trading, a sole proprietorship (the “Distributor”) with an address at P.O Box 12252, Dubai, United Arab Emirates.

WHEAREAS, the Manufacturer is the owner of the Intellectual Property (as hereinafter defined in Paragraph “C” of Article “2” of this Agreement); and

WHEREAS, the Distributor is desirous of obtaining an exclusive right to distribute, directly or through Subdistributors (as hereinafter defined in Paragraph “G” of Article “2” of this Agreement), the Product (as hereinafter defined in Paragraph “F” of Article “2” of this Agreement) in the Territories (as hereinafter defined in Paragraph “I” of Article “2” of this Agreement); and

WHEREAS, the Manufacturer is willing to grant to the Distributor an exclusive right to distribute, directly or through Subdistributors, the Product in the Territories upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged,

IT IS AGREED:

1.    Recitals. The parties hereby adopt as part of this Agreement each of the recitals which is set forth above in the WHEREAS clauses, and agree that such recitals shall be binding upon the parties hereto by way of contract and not merely by way of recital or inducement and such WHEREAS clauses are hereby confirmed and ratified as being accurate by each party as to itself.

2.    Certain Definitions. The following terms as used in this Agreement shall, unless specifically indicated otherwise in this Agreement, have the following meanings:

A. “Contract Year” shall mean the one year period commencing on June 1, 2007. Each subsequent Contract Year shall commence upon the annual anniversary date of June 1st.

B. “Dollars” shall mean United States Dollars.

C. “Intellectual Property” shall mean all information with respect to the Product (i) which is the property of the Manufacturer, (ii) which is necessary for the marketing and use of the Product including quality control specifications and procedures used in connection therewith and information and data with respect to the use of the Technology (as defined hereinafter in Paragraph “H” of this Article “2” of this Agreement) and the Product, and (iii) utilized by the Manufacturer in obtaining governmental approvals for the sale of the Product.

“Intellectual Property” shall include, but shall not be limited to, all of the following in the United States and worldwide (regardless of whether presently owned or owned by the Manufacturer in the future): (i) the Trademark (as hereinafter defined in Paragraph “J” of Article “2” of this Agreement) which is registered in the United States Patent and Trademark Office, (ii) servicemarks, (iii) trade names, (iv) trade dress, (v) logos, (vi) copyrights, (vii) rights of authorship, (viii) inventions, (ix) moral rights, (x) Patents (as hereinafter defined in Paragraph “E” of this Article “2” of this Agreement), (xi) applications, registrations and renewals in connection with any of the foregoing, (xii) database rights, (xiii) rights of publicity, privacy and/or rights to enforce defamation claims, (xiv) rights under unfair competition and unfair trade practices laws, (xv) other intellectual and industrial property rights related thereto, and (xvi) all trade secrets, or other proprietary rights, currently owned or held or to be owned or held in the future by the Manufacturer, as well as any and all Technology.

D. “Minimum Product Sales” shall mean the minimum sales of the Product by the Distributor as specified in Article “8” of this Agreement.

E. “Patents “ shall mean the subject of the Letters Patent of the United States which are described on Exhibit “A”, which is annexed hereto and made a part hereof and which are filed and which in the future shall be filed in the United States Patent and Trademark Office.

F. “Product” shall mean the BreastCare(TM)/BreastAlert(TM) Differential Temperature Sensor/Breast Abnormality Indicator device which is described on Exhibit “B”, which is annexed hereto and made a part hereof.

G. “Subdistributor” shall mean any entity which distributes units of the Product sold to it by the Distributor pursuant to, and subject to, the terms of this Agreement.

H. “Technology” shall mean all information which is presently or which shall in the future be the subject of the Letters Patent of the United States which are described on Exhibit “A”, which is annexed hereto and made a part hereof. Said Technology shall include, but shall not be limited to, certain technical trade secrets and business know-how regardless of whether presently owned or owned in the future by the Manufacturer. In addition to patents granted in the United States, the Technology may in the future be granted patents which are owned by the Manufacturer in other countries.

I. “Territories” shall mean the geographic areas listed on Exhibit “C” which is annexed hereto and made a part hereof.

J. “Trademark” shall mean information which has been the subject of a registration which is described on Exhibit “D”, which is annexed hereto and made a part hereof and which registration has been filed and which may in the future be the subject of a registration or registrations to be filed with the United States Patent and Trademark Office.

3.    Exclusivity and Rights to Distribution.

A. Subject to the Distributor's compliance with the terms of this Agreement, the Manufacturer hereby grants to the Distributor during the Term (as hereinafter defined in Article “11” of this Agreement), a non-assignable, non-transferable exclusive right to distribute and sell the Product within, and only within, the Territories.

B. The Manufacturer hereby grants to the Distributor within, and only within, the Territories a license pursuant to the terms and conditions of this Agreement, during the Term, to use, in connection with the sale, marketing and distribution of the Product, the Intellectual Property, and all applications therefore now or hereafter owned by the Manufacturer, the right to make appropriate reference to the Intellectual Property on or in connection with the Product and any and all packaging materials, print advertisements, pamphlets, brochures, displays, letterhead or other sales, marketing and distribution materials used in connection with the Product.

C. The Distributor shall have the right to retain and utilize Subdistributors; The Manufacturer agrees to provide, at the request of the Distributor - if required, a non objection letter confirming its awareness of the Distributor’s appointment of each Subdistributor within the respective states of the Territory.

D. The Distributor shall not sell, directly or indirectly, the Product outside the Territories. If the Distributor receives any verbal or written communications which relate to and the sale of the Product outside of the Territories, the Distributor shall immediately notify and, if written, forward such communications to the Manufacturer pursuant to Paragraph “C” of Article “25” of this Agreement.

E. The Manufacture shall not sell, directly or indirectly, the Product within the Territories. If the Manufacturer receives any verbal or written communications which relate to the sale of the Product within the Territories, the Manufacturer shall immediately notify and, if written, forward such communications to the Distributor pursuant to Paragraph “C” of Article “25” of this Agreement.

F. The Distributor shall not, directly or indirectly, sell, market or distribute any product which competes with the Product.

G. The Distributor shall purchase the Product solely from the Manufacturer.

H. The Product shall be manufactured by the Manufacturer or its designee. No right or license is granted to the Distributor to make, manufacture or assemble the Product or to use any Intellectual Property in connection with any manufacturing process, whether within or outside the Territories. The Distributor shall not attempt, directly or indirectly, to manufacture the Product.

I. The Distributor shall use the Intellectual Property solely in connection with the Product manufactured by the Manufacturer or any party authorized by the Manufacturer to manufacture the Product.

J. The Distributor shall be responsible for any costs which it incurs with respect to any packaging materials, print advertisements, pamphlets, brochures, displays, letterhead or other sales, marketing and distribution materials in connection with the Product.

4. Payments For The License. The purchase price for the license shall be ten thousand ($10,000) dollars which shall be payable by the Distributor to the Manufacturer as one time payment immediately following the Distributor’s first order.

5. Taxes. The Distributor agrees that it is responsible for the payment of any and all taxes, excises, assessments, levies, imports, duties, costs, charges and penalties (except for income taxes imposed upon the Manufacturer) which are imposed - in the Territories - in connection with this Distribution Agreement.

6. Not Applicable.

7.  Payment for Product.

A. Full payment of the Wholesale Price (as defined in Paragraph “E” of this Article “7” of this Agreement) with respect to the Product ordered shall be paid no later than sixty (60) days after the units of the Product have been delivered either to the Distributor or elsewhere in accordance with the Distributor’s written instructions;

B. The Distributor shall, simultaneously with the placement of any order, deliver to the Manufacturer a letter of credit which shall secure the payment of said order which shall be from a bank satisfactory to the Manufacturer and in the form which is annexed hereto and made a part hereof as Exhibit “F”. If full payment of the Wholesale Price with respect to the Product ordered is not made within sixty (60) days after the Product has been shipped, the Manufacturer may obtain payment pursuant to the letter of credit which was delivered by the Distributor.

C. Unless otherwise advised in writing by the Distributor, the Manufacturer shall ship, within thirty days (30) from the date of the Distributor’s order, the units of the Product to the Distributor’s principal place of business. The units of the Product shall be shipped F.O.B. Point of Origin which means that the Distributor shall obtain title to the Product and be responsible for the risk of loss, customs clearing, transportation, the cost of shipment and insurance of the Products and all other costs after the Manufacturer has delivered the Product to the location from which it shall ship the Product to the Distributor (the “Point of Origin”). The Distributor acknowledges that it is responsible for the risk of loss, customs clearing, transportation, the cost of shipment and insurance of the Products and all other costs after the Manufacturer has delivered the Product to the Point of Origin. The Distributor further acknowledges that title to the Product has passed to it upon delivery of the Product to the Point of Origin. It is understood that if any US customs clearing shall be paid by the Manufacturer.

D. Orders from the Distributor shall be filled by the Manufacturer in accordance with the availability of the Product in the Manufacturer’s stock. The Manufacturer agrees to pay the Distributor, as a matter of penalty, an amount equal to the full price of the units of Products ordered, in the event the Manufacturer fails to ship the units of Product ordered by the Distributor within thirty days (30) from the date of the Distributor’s order. It is understood that the number such units of Product that the Manufacturer failed to ship pursuant the Distributor’s order will be reduced from the Minimum Product Sale requirement provided in Article 8.

E. The Distributor shall pay to the Manufacturer the price with respect to each unit of the Product purchased by the Distributor as set forth in this Article “7” of this Agreement (the “Wholesale Price”). The Wholesale Price per Product unit with respect to each order placed by the Distributor shall be equal to * dollars ($*).

* - Deleted due to confidentiality

It is understood that the Distributor is free to sell each unit of the Product purchased at any retail price (the “Retail Price”), provided however, if the Retail Price of each sold unit of the Products purchased is in excess of * dollars ($*) the Distributor will reimburse the Manufacturer of * percent (*%) of the proceeds received by the Distributor out of such sale transaction (which is exceeding * dollars ($*)). For the Purpose of this Paragraph only, the Distributor will, at the request of the Manufacturer, deliver on quarterly basis a certified true copy the Distributor’s books and records in relation to the Retail Price.

There shall be an increase every twelve months, commencing June 1, 2008, of the Wholesale Price per Product unit based upon a Wholesale Price of * dollars ($*), by an amount which is equal to the increase in the cost of living (the “COL Index”) from the average for the twelve months immediately preceding June 1, 2008 (the “COL Year”) to the average for the twelve (12) month period immediately preceding the date in the year in which such Wholesale Price shall be payable (each such year is hereinafter referred to as the “Determination Year”). In order to determine the average for the COL Year or for the Determination Year, the cost of living for each of the twelve months in the COL Year or in the Determination Year, as the case may be, shall be added and the resultant figure shall be divided by 12. All cost of living computations shall be based upon the Consumer Price Index for all Urban Consumers for New

* - Deleted due to confidentiality

York, Northeast New Jersey for “all items” of the Bureau of Labor Statistics of the United States Department of Labor (the “Index”), or if, at the time a determination must be made, the Index is no longer published or issued, such other index as is generally recognized and accepted for similar determinations. The amount of the increase shall be computed by multiplying the * dollars ($*) Wholesale Price by a fraction, the numerator of which is the average cost of living for the Determination Year and the denominator of which is the average cost of living for the COL Year. By way of illustration, assume the following: (i) the average cost of living for the COL Year is one hundred ($100) dollars and (ii) the average cost of living for the Determination Year is one hundred and five ($105) dollars. In this example, the Wholesale Price per Product unit which shall be payable for the year shall be * dollars and * cents ($*), which is the amount arrived at by multiplying * dollars ($*) dollars by five (5%) percent (the increase in the average cost of living from the COL Year, or one hundred ($100) dollars, to the Determination Year or one hundred and five ($105) dollars).

8. Minimum Product Sales.

(A) The Distributor shall be required to meet the following minimum sales of units (“Minimum Product Sales”):

Prior to December 31, 2007	* Units

January 1, 2008 through December 31, 2008	* units per 3 month period and not less than * units for the 12 month period from January 1, 2008 through December 31, 2008

After December 31, 2008	* units per 3 month period and not less than * for any 12 month period from January 1, 2009 through December 31, 2009 and any subsequent 12 month period

* - Deleted due to confidentiality

; provided, however, that for any three month period in which units are sold in excess of the required three month period amounts set forth above, the excess can be carried forward to another three month period within the applicable twelve (12) month period; provided further, however, that any excess cannot be carried forward to any subsequent twelve month period.

For example, if during the period from January 1, 2008 through March 31, 2008 the Distributor sells * units, the * excess units can be carried forward to any subsequent three month period in the annual period ending December 31, 2008. As a further example, if * units were sold during the period from January 1, 2009 through March 31, 2009, the Distributor shall be in default for failing to achieve the three-month Minimum Product Sales of * units.

(B) The Distributor shall order a minimum of * (*) units of the Product per order.

9. The Manufacturer’s Representations, Warranties and Covenants. The Manufacturer represents, warrants, and covenants to the Distributor that:

A. Corporate Status. The Manufacturer is a corporation with all of the requisite power and authority to carry on its businesses as presently conducted in all jurisdictions where presently conducted.

B. Authority. The Manufacturer has the full right, power and legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. The execution

* - Deleted due to confidentiality

and delivery of this Agreement by the Manufacturer and the consummation by it of the transactions contemplated hereby have been duly approved and authorized by all necessary action of the Manufacturer's Board of Directors, and no further authorization shall be necessary on the part of the Manufacturer for the performance and consummation by the Manufacturer of the transactions contemplated hereby. A copy of the minutes of said action of the Board of Directors is annexed hereto as Exhibit “G”. The execution, delivery and performance of this Agreement in accordance with its terms does not and shall not require approval, consent or authorization of any governmental agency or authority or any political subdivision thereof.

C. Compliance with the Law and Other Instruments. The business and operations of the Manufacturer have been and are being conducted in accordance with all applicable laws, rules, and regulations of all authorities which affect the Manufacturer or its properties, assets, businesses or prospects. In particular, the Manufacturer has obtained Food and Drug Administration 510K clearance in the United States of America and a CE certification in order to sell the Product within any country within the European community. The performance of this Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Manufacturer or cause an acceleration under any arrangement, agreement or other instrument to which the Manufacturer is a party or by which any of its assets are bound. The Manufacturer has performed all of its obligations which are required to be performed by it pursuant to the terms of any such agreement, contract, or commitment.

D. Intellectual Property. The Manufacturer is the sole and exclusive owner of the Intellectual Property and has the sole and exclusive right to license the use thereof to the Distributor, whether within or outside the Territory. The Manufacturer has no knowledge that any Product or any of the Intellectual Property infringes on any trademark, trade name, servicemark, copyright or patent or any trade secret or other proprietary right of any other person. The Manufacturer does not know or have any reason to believe that there are any claims of any third parties with respect to the use of any of the Intellectual Property within the Territories.

E. Right to Use. The Manufacturer has not granted and shall not grant, directly or indirectly, to any other person any right to use any right or license to use any Intellectual Property within the Territories.

F. Right to Distribute. The Manufacturer has not granted and shall not, during the Term, grant, directly or indirectly, to any other person any right (whether current, future, contingent or otherwise) to sell the Product in or into the Territories.

G. No Approval. No approval of any third party including, but not limited to, any governmental authority is required in connection with the consummation of the transactions set forth in this Agreement.

H. Survival. The covenants, representations and warranties made by the Manufacturer in or in connection with this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect during the Term and for two (2) years after the expiration of the Term, it being agreed and understood that each of such covenants, representations and warranties is of the essence to this Agreement and the same shall be binding upon the Manufacturer and inure to the Distributor, its successors and assigns.

I. Complete Disclosure. The Manufacturer has no knowledge that any covenant, representation or warranty of the Manufacturer which is contained in this Agreement or in a writing furnished or to be furnished pursuant to this Agreement contains or shall contain any untrue statement of a material fact, omits or shall omit to state any material fact which is required to make the statements which are contained herein or therein, not misleading.

J. Notification of an Event. If, during the Term, any event occurs or any event known to the Manufacturer relating to or affecting the Manufacturer shall occur as a result of which (i) any provision of this Article “9” of this Agreement at that time shall include an untrue statement of a fact, or (ii) this Article “9” of this Agreement shall omit to state any fact necessary to make the statements herein, in light of the circumstances under which they were made, not misleading, the Manufacturer shall immediately notify the Distributor pursuant to Paragraph “C” of Article “25” of this Agreement.

K. No Defense. It shall not be a defense to a suit for damages for any misrepresentation or breach of a covenant, representation or warranty that the Distributor knew or had reason to know that any covenant, representation or warranty in this Agreement contained untrue statements.

10. The Distributor’s Representations, Warranties and Covenants. The Distributor represents, warrants and covenants to the Manufacturer as follows:

A. Company Status. The Distributor is a sole proprietorship with all of the requisite power and authority to carry on its businesses as presently conducted in all jurisdictions where presently conducted.

B. Authority. The Distributor has the full right, power and legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Distributor and the consummation by it of the transactions contemplated hereby have been duly approved and authorized by all necessary action of the Distributor’s owner, and no further authorization shall be necessary on the part of the Distributor for the performance and consummation by the Distributor of the transactions contemplated hereby. . The execution, delivery and performance of this Agreement in accordance with its terms does not and shall not require approval, consent or authorization of any governmental agency or authority or any political subdivision thereof.

C. Compliance with the Laws and Other Instruments. The business and operations of the Distributor have been and are being conducted in accordance with all applicable laws, rules, and regulations of all authorities which affect the Distributor or its properties, assets, businesses or prospects. The performance of this Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Distributor or cause an acceleration under any arrangement, agreement or other instrument to which the Distributor is a party or by which any of its assets are bound. The Distributor has performed all of its obligations which are required to be performed by it pursuant to the terms of any such agreement contract, or commitment.

D. Right to Distribute. The Distributor shall not grant, directly or indirectly, to any other person other than a Subdistributor any right to use any right or license to use any Intellectual Property within the Territories.

E. Distributing Capacity. The Distributor has the distributing capacity and the financial resources to meet the Minimum Product Sales set forth in Article “8” of this Agreement on a timely basis.

F. No Approval. No approval of any third party including, but not limited to, any governmental authority is required in connection with the consummation of the transactions set forth in this Agreement.

G. Survival. The covenants, representations and warranties made by the Distributor in or in connection with this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect during the Term and for two (2) years after the expiration of the Term, it being agreed and understood that each of such covenants, representations and warranties is of the essence of this Agreement and the same shall be binding upon the Distributor and inure to the Manufacturer, its successors and assigns.

H. Complete Disclosure. The Distributor has no knowledge that any covenant, representation or warranty of the Distributor which is contained in this Agreement or in a writing furnished or to be furnished pursuant to this Agreement contains or shall contain any untrue statement of a material fact, omits or shall omit to state any material fact which is required to make the statements which are contained herein or therein, not misleading.

I. Notification of an Event. If, during the Term, any event occurs or any event known to the Distributor relating to or affecting the Distributor shall occur as a result of which (i) any provision of this Article “10” of this Agreement at that time shall include an untrue statement of a fact, or (ii) this Article “10” of this Agreement shall omit to state any fact necessary to make the statements herein, in light of the circumstances under which they were made, not misleading, the Distributor shall immediately notify the Manufacturer pursuant to Paragraph “C” of Article “25” of this Agreement.

J. No Defense. It shall not be a defense to a suit for damages for any misrepresentation or breach of a covenant, representation or warranty that the Manufacturer knew or had reason to know that any covenant, representation or warranty in this Agreement contained untrue statements.

11. Term. Subject to the provisions of Article “14” of this Agreement, the Term of this Agreement shall be five (5) years and shall terminate on June 1, 2012; provided, however, that the Term may be extended in the Distributor’s sole and absolute discretion for up to two (2) additional three-year (3) periods by the Distributor giving written notice to the Manufacturer pursuant to Paragraph “C” of Article “25” of this Agreement; provided, however, that any notice must not be less than one hundred and eighty (180) days prior to the end of the applicable Term.

12. Warranties.

A. All units of the Product delivered to the Distributor pursuant to this Agreement shall be of good and merchantable quality, free from defects in material and workmanship and reasonably fit for their intended purpose.

B. THE MANUFACTURER HEREBY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES AND GUARANTIES WITH RESPECT TO UNITS OF THE PRODUCT PURCHASED HEREUNDER, WHETHER WRITTEN, ORAL, IMPLIED OR INFERRED BY TRADE, CUSTOM OR PRACTICE, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, EXCEPT AS PROVIDED IN PARAGRAPH “A” OF THIS ARTICLE “12” OF THIS AGREEMENT. THE MANUFACTURER SHALL NOT BE LIABLE UNDER ANY CIRCUMSTANCES FOR DAMAGES OF ANY KIND, WHETHER DIRECT, CONSEQUENTIAL OR OTHERWISE RELATING TO THE PERFORMANCE OF ANY UNIT OF THE PRODUCT OR BY ANY FAILURE OF THE MANUFACTURER. IN NO EVENT SHALL THE MANUFACTURER’S LIABILITY TO ANY USER OF THE PRODUCT EXCEED THE PURCHASE PRICE FOR THAT PRODUCT PURSUANT TO THIS AGREEMENT.

C. The Distributor shall inspect the units of the Product within fifteen (15) days after receipt of the shipment containing such units of the Product by either the Distributor or any of its Subdistributors. If the Distributor, prior to the expiration of such fifteen (15) day period rejects any units of the Product because such units of the Product do not conform to any agreed upon specifications, the Manufacturer may substitute a like quantity of conforming units of the Product. The Distributor may reject any shipment of non-conforming units of the Product only within fifteen (15) days after receipt of such units of the Product by the Distributor or any of its Subdistributors, by notice to the Manufacturer, pursuant to Paragraph “C” of Article “25” of this Agreement, stating the reason for rejection with specificity. Failure to timely reject or give proper notice of rejection shall be deemed to constitute acceptance of such shipment. Properly rejected units of the Product shall, in the Manufacturer’s sole and absolute discretion, to be exercised by written notice pursuant to Paragraph “C” of Article “25” of this Agreement, either (i) be returned to the Manufacturer at the Manufacturer’s expense or (ii) be destroyed by the Distributor at the Distributor’s expense.

D. If any shipping date is specified, such date shall represent a good faith estimate by the Manufacturer. In no event shall the Manufacturer be responsible for a delay in shipment or for damages or losses attributable to any such delay.

E. The Distributor may not cancel or assign any order given by it to the Manufacturer.

F. Non delivery or default by the Manufacturer as to any shipment shall not relieve the Distributor from its obligation to accept and pay for any subsequent or prior installment.

13. Force Majeure. The Manufacturer shall not be responsible for failure or delay in performing any of its obligations pursuant to this Agreement due to causes beyond its control, including, but not limited to, fire, storm, flood, earthquake, explosion, accident, acts of a public enemy, war (whether or not declared), rebellion, insurrection, sabotage, acts of terrorism, epidemic, quarantine restrictions, labor disputes or controversies, labor shortages, transportation embargoes or failures or delays in transportation, fuel or energy shortages, power interruptions or failures, acts of God, acts, rules, regulations, orders or directives of any government or any political subdivision, agency or instrumentality thereof, or the order of any court or regulatory or arbitral body of competent jurisdiction, including, but not limited to, any injunction entered against the Manufacturer or its suppliers enjoining it or them from manufacturing, selling or distributing the Product.

14. Termination.

A. Anything in this Agreement notwithstanding, the Manufacturer shall have the right to terminate this Agreement immediately if, the Distributor shall at any time default in the performance of any of its obligations under, or otherwise commit any breach of this Agreement, unless within thirty (30) calendar days after receipt of written notice of such default in accordance with Paragraph “C” of Article “25” of this Agreement the Distributor cures such default or, if there is a default which cannot, with due diligence, be cured within thirty (30) calendar days, the Distributor institutes within ten (10) calendar days steps reasonably necessary to remedy the default and thereafter diligently prosecutes same to completion. The right of the Manufacturer to terminate this Agreement pursuant to this Article “14” of this Agreement or otherwise shall be in addition to and not exclusive of any other right or remedy that may exist at law, equity or otherwise, that the Manufacturer may possess pursuant to this Agreement, all of which rights and remedies shall survive such termination. The Manufacturer shall be required to provide the Distributor with written notice of default on no more than three (3) occasions during any Contract Year during the Term. After such three (3) occasions, the Manufacturer shall no longer be required to give notice to the Distributor and the Manufacturer shall have the right to immediately terminate this Agreement if the Distributor shall fail to perform any of its obligations pursuant to, or otherwise commit any breach of, this Agreement.

K. Notwithstanding the provisions of Paragraph “A” of this Article “14” of this Agreement, the Manufacturer shall have the right to terminate this Agreement without prior notice to the Distributor if:

i. The Distributor fails to make any payments due to the Manufacturer within 10 (ten) days from its due date;

ii. Any representation or warranty of the Distributor contained in this Agreement is untrue when made;

iii. The Distributor admits in writing its inability to pay its debts as they mature;

iv. The Distributor files a petition in bankruptcy;

v. The Distributor makes an assignment for the benefit of its creditors;

vi. The Distributor consents to the appointment of, or possession by, a custodian for itself or for all or substantially all of its property;

vii. A petition in bankruptcy is filed with the consent of the Distributor;

viii. The Distributor fails to have a petition in bankruptcy which was filed without its consent dismissed within one hundred twenty (120) days from the date upon which such petition was filed;

ix. Notwithstanding the one hundred twenty (120) day in Subparagraph “ix” of this Paragraph “B” of this Article “14” of this Agreement, the Distributor is adjudicated bankrupt on a petition in bankruptcy filed against it;

x. A court of competent jurisdiction enters a final non-appealable order, judgment or decree appointing, without the consent of the Distributor, a receiver, trustee or custodian for the Distributor or for all or substantially all of the property or assets of the Distributor;

xi. A proceeding is commenced to foreclose the security interest in, or lien on, any property or assets to satisfy the security interest or lien therein of any creditor of the Distributor;

xii. A court of competent jurisdiction enters a final judgment for the payment of money against the Distributor, which judgment the Distributor shall not discharge (or provide for such discharge) in accordance with its terms within one hundred twenty (120) days of the date of entry thereof, or procure a stay of execution thereof within one hundred twenty (120) days from the date of entry thereof and, within such one hundred twenty (120) day period, or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

xiii. There is an imposition of any attachment or levy, or an issuance of any note of eviction against the assets or properties of the Distributor; and

xiv. Distributor fails to terminate a Subdistributor for selling outside the Territory.

C. If, the Distributor fails to achieve the Minimum Product Sales, the Manufacturer may, in its sole and absolute discretion, to be exercised by written notice to the Distributor pursuant to Paragraph “C” of Article “25” of this Agreement, either (i) terminate this Agreement (ii)decrease the geographic scope of the Territory, or (iii) modify the grant of distribution rights from exclusive to non-exclusive.

D. If upon termination pursuant to this Article “14” of this Agreement, the Distributor still has in its possession or control any units of the Product, the Distributor shall, at Manufacturer’s expense, arrange to ship any such units of the Product to the Manufacturer. .

15. Effect of Termination. The termination of this Agreement for any reason shall not release any party from any liability, obligation or agreement that, pursuant to any provision of this Agreement, is intended to survive or be performed after the termination of this Agreement.

16. Inventions or Improvements by the Distributor. If, during the Term, the Distributor makes any improvements in the Product or the Technology or the mode of using them, or becomes the owner of any such improvements either through Patents or otherwise, then it shall and hereby does assign such improvements to the Manufacturer (without cost to the Manufacturer) and shall give the Manufacturer full information with respect to the mode of using them. However, during the Term, the Distributor shall be entitled to use the same with all rights which are hereby granted to the Distributor with respect to the Technology. The Distributor shall also provide the Manufacturer with any and all test results arising from tests of any Product as soon as such results are available.

17. Ownership of Intellectual Property. All Intellectual Property shall be the exclusive property of the Manufacturer.

18. Uses of Intellectual Property.

A. Patents. The Distributor may, only with the express written consent of the Manufacturer and at its own expense, apply for patents in any country on any discovery or invention which Distributor or its employees shall have obtained prior to the termination of this Agreement with respect to the Technology, Intellectual Property or Products. The Distributor shall notify the Manufacturer of its intention, keep the Manufacturer currently informed of its activities with respect thereto, and provide the Manufacturer with copies of patent applications and amendments thereto, patent office communications, and other relevant papers. All such patent applications shall be submitted in the Manufacturer’s name; provided, however, that if such patent application cannot be submitted in the Manufacturer’s name, then such patent application and any patents issued pursuant to such patent application shall be assigned to the Manufacturer without cost to the Manufacturer.

B. Trademark. During the Term, the Manufacturer grants to the Distributor the right to affix, without charge to the Distributor, the Trademark (which is owned by the Manufacturer as a mark of certification to the Product distributed in the Territories by the Distributor, provided:

i. All labels, advertising, and packaging for units of the Product by the Distributor must conform to the specifications of the Manufacturer.

ii. Whenever the Distributor uses the Trademark in advertising or in any other manner in connection with the sale and distribution of the Product, the Distributor shall indicate clearly the Manufacturer’s ownership of the Trademark. The Distributor agrees to affix to each unit of the Product and to the package containing each unit of the Product and any papers inserted in the Package a notice stating “Licensed under United States Patent Nos. 6,086,247, 4,190,058, 4,624,264”. The Distributor shall provide the Manufacturer with samples of all literature, packages, labels, labeling and advertising prepared by or for the Distributor and intended to be used by the Distributor. When using the Trademark, the Distributor undertakes to comply with all trademark laws, including, but not limited to, compliance with marking requirements.

iii. If required, the Manufacturer shall make application to register the Distributor as a Permitted User or Registered User of the Trademark, and if necessary or if requested by the Manufacturer, the Distributor undertakes to join in such application and to execute any such documents and to take such action as may be necessary or requested by the Distributor to implement such application or retain, enforce or defend the Trademark.

iv. The Distributor acknowledges the Manufacturer's exclusive right, title and interest in and to the Trademark, and shall not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest. The Distributor shall not in any manner represent that it has any ownership in the Trademark or registration thereof, and the Distributor acknowledges that use of the Trademark shall not create in the Distributor’s favor any right, title or interest in or to the Trademark.

C. Nothing contained in this Agreement shall be construed as conferring upon the Distributor or any of its Subdistributors or customers, directly or by implication, estoppel or otherwise, any additional license under any trade secrets or know-how of the Manufacturer, and no such license or other rights shall arise from this Agreement or from any acts, statements or dealings resulting from or relating to, this Agreement.

D. The Manufacturer assumes no liability to the Distributor or to third parties with respect to the performance characteristics of the Product sold by the Distributor or its Subdistributors.

19. Manufacturer’s Exclusive Rights, Title and Interest in and to Intellectual Property.

A. The Distributor acknowledges the Manufacturer's exclusive right, title and interest in and to the Intellectual Property, and shall not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest. The Distributor shall not in any manner represent that it has any ownership in the Intellectual Property, and the Distributor acknowledges that use of the Intellectual Property, shall not create in the Distributor's favor any right, title or interest in or to the Intellectual Property other than as expressly provided in this Agreement.

B. If the applicable Intellectual Property law requires, the Manufacturer shall make application to register the Distributor as a Permitted User or Registered User of the Intellectual Property and if necessary, the Distributor undertakes to join in such application and to execute any such documents and to take such action as may be necessary to implement such application.

C. The Distributor acknowledges that the use of the Intellectual Property shall not create in the Distributor any right, title or interest in or to the Intellectual Property other than as expressly provided in this Agreement.

D. Upon termination of this Agreement in any manner as provided in this Agreement, the Distributor shall cease and desist from all use of the Intellectual Property in any manner.

20. Nondisclosure of Confidential Information.

A. As used in this Agreement, “Confidential Information” shall mean oral or written information which is directly or indirectly presented to the Distributor, its past, present or future subsidiaries, parents, officers, consultants, directors, stockholders, affiliates, attorneys, employees, agents and its and their respective Immediate Families (as defined below; all of the foregoing are hereinafter collectively referred to as “Agents”) by the Manufacturer, including, but not limited to, information which is developed, conceived or created by the Manufacturer, or disclosed to the Distributor or its Agents or known by or conceived or created by the Distributor or its Agents during the Term or after the termination of this Agreement if disclosed to the Distributor or its Agents or known by or conceived or created by the Distributor or its Agents as a result of this Agreement, with respect to the Manufacturer, its business or any of its products, processes, and other services relating thereto relating to the past or present business or any plans with respect to future business of the Manufacturer, or relating to the past or present business of a third party or plans with respect to future business of a third party which are disclosed to the Manufacturer. Confidential Information includes, but is not limited to, all confidential labeled documentation, hardware and software relating thereto, and information and data in written, graphic and/or machine readable form, products, processes and services, whether or not patentable, trademarkable or copyrightable or otherwise protectable, including, but not limited to, information with respect to discoveries; know-how; ideas; computer programs, source codes and object codes; designs; algorithms; processes and structures; product information; marketing information; price lists; cost information; product contents and formulae; manufacturing and production techniques and methods; research and development information; lists of clients and vendors and other information relating thereto; financial data and information; business plans and processes; documentation with respect to any of the foregoing; and any other information of the Manufacturer that the Manufacturer informs the Distributor or its Agents or the Distributor or its Agents should know, by virtue of its or their position or the circumstances in which the Distributor or its Agents learned such other information, is to be kept confidential including, but not limited to, any information acquired by the Distributor or its Agents from any sources prior to the commencement of this Agreement. Confidential Information also includes similar information obtained by the Manufacturer in confidence from its vendors, licensors, licensees, customers and/or clients. Confidential Information may or may not be labeled as confidential.

“Immediate Family” shall include the following: (A) any spouse, parent, spouse of a parent, mother-in-law, father-in-law, brother-in-law, sister-in-law, child, spouse of a child, adopted child, spouse of an adopted child, sibling, spouse of a sibling, grandparent, spouse of a grandparent, and any issue or spouse of any of the foregoing, and (B) such child or issue of such child which is born and/or adopted during or after the term of this Agreement and the issue (whether by blood or adoption) of such person; provided, however, that it shall not include any person who was legally adopted after attaining the age of eighteen (18) by any of the persons specified in this Paragraph “A” of this Article “20” of this Agreement or any spouse or issue (whether by blood or adoption) of any such person. A parent of a specified person shall include an affiliate.

B. Except as required in the performance of the Distributor’s or its Agents’ obligations pursuant to this Agreement, neither the Distributor nor its Agents shall, during or after the Term, directly or indirectly, use any Confidential Information or disseminate or disclose any Confidential Information to any person, firm, corporation, association or other entity. The Distributor or its Agents shall take reasonable measures to protect Confidential Information from any accidental, unauthorized or premature use, disclosure or destruction. Information shall not be considered Confidential Information if it: (i) is at the time of disclosure or thereafter a part of the public domain without breach of this Agreement by the Distributor or its Agents; provided, however, that the act of copyrighting shall not cause or be construed as causing the copyrighted materials to be in the public domain, (ii) is disclosed as reasonably required in a proceeding to enforce the Distributor’s rights under this Agreement or (iii) is disclosed as required by court order or applicable law; provided, however, that if either the Distributor or its Agents is legally requested or required by court order or applicable law, including, but not limited to, by oral question, interrogatories, request for information or documents, subpoenas, civil investigative demand or similar process to disclose any Confidential Information, the Distributor or its Agents, as the case may be, shall promptly notify the Manufacturer of such request or requirement so that the Manufacturer may seek an appropriate protective order; provided further, however; that if such protective order is not obtained, the Distributor and its Agents agree to furnish only that portion of the Confidential Information which they are advised by their respective counsels is legally required.

C. Upon termination of this Agreement for any reason or at any time upon request of the Manufacturer, the Distributor and its Agents agree to deliver to the Manufacturer all materials of any nature which are in the Distributor's or its Agents’ possession or control and which are or contain Confidential Information, Work Product or Work Products (hereinafter defined), or which are otherwise the property of the Manufacturer or any vendor, licensor, licensee, customer or client of the Manufacturer, including, but not limited to writings, designs, documents, records, data, memoranda, tapes and disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models, manuals, documentation and notes. The Distributor and its Agents shall destroy all written documentation prepared by them for internal purposes based in whole or in part on any Confidential Information and such destruction shall be confirmed to the Manufacturer in writing by an officer of the Distributor and/or its Agents.

D. In relation to the Product, all ideas, inventions, discoveries or improvements, whether patentable or not, conceived by the Distributor or its Agents (alone or with others) during the Term (“Work Products”) shall be the exclusive property of and assigned to the Manufacturer or as the Manufacturer may direct without compensation to the Distributor or its Agents. Any records with respect to the foregoing shall be the sole and exclusive property of the Manufacturer and the Distributor or its Agents shall surrender possession of such records to the Manufacturer upon termination of this Agreement. Any Work Product shall be deemed incorporated in the definition of Confidential Information for all purposes hereunder.

E. Neither the Distributor nor its Agents shall assert any rights with respect to the Manufacturer, its business, or any of its products, processes and other services relating thereto, Work Product or any Confidential Information as having been acquired or known by the Distributor or its Agents prior to the commencement of the Term.

21. Protection of Intellectual Property; Indemnification; Defense; Products Liability.

A. If the Distributor learns of any infringement of any Intellectual Property or imitation or counterfeiting of any Product, Distributor shall promptly notify the Manufacturer of such information. Upon learning of such information, the Manufacturer shall take such action as it deems advisable in its sole and absolute discretion for the protection of the Intellectual Property.

B. In order to induce the Manufacturer to enter into this Agreement, the Distributor agrees that neither the Distributor shall during the Term and, for a period of two (2) years from the date of termination of this Agreement, (i) manufacture any competing product, (ii) sell or market any product which competes either directly or indirectly with the Product, or (iii) directly or indirectly own, manage, participate in the operation or control of, or be connected as an officer, director, shareholder, partner, consultant, owner, employee, agent, lender, donor, vendor or otherwise, or have any financial interest in or aid or assist anyone else in the conduct of any competing entity which manufactures, distributes or offers for sale goods similar to the Product to any competing entity. The Distributor further agrees that it shall not during the Term and for a period of five (5) years from the date of termination of this Agreement (i) personally, or cause others to personally induce or attempt to induce any employee to terminate their employment with the Manufacturer; (ii) interfere with or disrupt the Manufacturer's relationship with its suppliers, vendors, customers or employees; or (iii) solicit or entice any person to leave their employ with the Manufacturer. For the purposes herewith, the term “competing entity” shall mean any business or enterprise of any and every kind whatsoever which is engaged in the manufacture, distribution or sale of goods similar or having a similar purpose to the Product, anywhere in the world. The Distributor hereby undertakes to cause its Agents, to the possible extent, to abide by the obligations stated hereinabove.

C. The Distributor agrees, on its behalf and on behalf of its Agents, that the duration, scope and geographic area for which the provisions set forth in Paragraph “B” of this Article “21” of this Agreement are to be effective are reasonable. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or by reason of it being too extensive in any other respect, such agreement or covenant shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court in such action. Any determination that any provision of this Agreement is invalid or unenforceable, in whole or in part, shall have no effect on the validity or enforceability of any remaining provision of this Agreement.

D. Any period of time set forth in this Agreement shall not be construed to permit the Distributor or its Agents to engage in any of the prohibited acts set forth in this Agreement after such period if such acts would otherwise be prohibited by any applicable statute or legal precedent.

22. Indemnification.

A. Indemnification by the Distributor. In order to induce the Manufacturer to enter into and perform this Agreement, the Distributor does hereby indemnify, protect, defend and save and hold harmless the Manufacturer and each of its shareholders, affiliates, officers, directors, control persons, employees, attorneys, agents, partners and trustees and personal representatives of any of the foregoing (“Indemnified Parties”), from and against any loss resulting to any of them from any material loss, liability, cost, damage, or expense which the Indemnified Parties may suffer, sustain or incur arising out of or due to a breach by the Distributor of the representations, warranties and covenants set forth in Article “10” of this Agreement or in any documents delivered pursuant hereto, or of a breach by the Distributor of any of its obligations pursuant to this Agreement or in any documents delivered pursuant hereto.

B. Indemnification by the Manufacturer. In order to induce the Distributor to enter into and perform this Agreement, the Manufacturer does hereby indemnify, protect, defend and save and hold harmless the Distributor and each of its members, affiliates, officers, managers, control persons, employees, attorneys, agents, partners and trustees and personal representatives of any of the foregoing (“Indemnified Parties”), from and against any loss resulting to any of them from any material loss, liability, cost, damage, or expense which the Indemnified Parties may suffer, sustain or incur arising out of or due to a breach by the Manufacturer of the representations, warranties and covenants set forth in Article “9” of this Agreement or in any documents delivered pursuant hereto, or of a breach by the Manufacturer of any of its obligations pursuant to this Agreement or in any documents delivered pursuant hereto.

C. Reasonable Costs, Etc. The indemnification, which is set forth in this Article “22” of this Agreement shall be deemed to include not only the specific liabilities or obligation with respect to which such indemnity is provided, but also all counsel fees, reasonable costs, expenses and expenses of settlement relating thereto, whether or not any such liability or obligation shall have been reduced to judgment.

D. Third Party Claims. If any demand, claim, action or cause of action, suit, proceeding or investigation (collectively, the “Claim”) is brought against an Indemnified Party for which the Indemnified Party intends to seek indemnity from the other party hereto (the “Indemnifying Party”), then the Indemnified Party within twenty-one (21) days after such Indemnified Party's receipt of the Claim, shall notify the Indemnifying Party pursuant to Paragraph “C” of Article “25” of this Agreement which notice shall contain a reasonably thorough description of the nature and amount of the Claim (the “Claim Notice”). The Indemnifying Party shall have the option to undertake, conduct and control the defense of such claim or demand. Such option to undertake, conduct and control the defense of such claim or demand shall be exercised by notifying the Indemnified Party within ten (10) days after receipt of the Claim Notice pursuant to Paragraph “C” of Article “25” of this Agreement (such notice to control the defense is hereinafter referred to as the “Defense Notice”). The failure of the Indemnified Party to notify the Indemnifying Party of the Claim shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have pursuant to this Article “22” of this Agreement except to the extent that such failure to notify the Indemnifying Party prejudices the Indemnifying Party. The Indemnified Party shall use all reasonable efforts to assist the Indemnifying Party in the vigorous defense of the Claim. All costs and expenses incurred by the Indemnified Party in defending the Claim shall be paid by the Indemnifying Party. If, however, the Indemnified Party desires to participate in any such defense or settlement, it may do so at its sole cost and expense (it being understood that the Indemnifying Party shall be entitled to control the defense). The Indemnified Party shall not settle the Claim. If the Indemnifying Party does not elect to control the defense of the Claim, within the aforesaid ten (10) day period by proper notice pursuant to Paragraph “C” of Article “25” of this Agreement, then the Indemnified Party shall be entitled to undertake, conduct and control the defense of the Claim (a failure by the Indemnifying Party to send the Defense Notice to the Indemnified Party within the aforesaid ten (10) day period by proper notice pursuant to Paragraph “C” of Article “25” of this Agreement shall be deemed to be an election by the Indemnifying Party not to control the defense of the Claim); provided, however, that the Indemnifying Party shall be entitled, if it so desires, to participate therein (it being understood that in such circumstances, the Indemnified Party shall be entitled to control the defense). Regardless of which party has undertaken to defend any claim, the Indemnifying Party may, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand; provided however, that if any settlement would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party, the consent of the Indemnified Party shall be a condition to any such settlement. Notwithstanding the foregoing provisions of this Article “22” of this Agreement, as a condition to the Indemnifying Party either having the right to defend the Claim, or having control over settlement as indicated in this Article “22” of this Agreement, the Indemnifying Party shall execute an agreement, in the form annexed hereto and made a part hereof as Exhibit “I”, acknowledging its liability for indemnification pursuant to this Article “22” of this Agreement. Whether the Indemnifying Party shall control and assume the defense of the Claim or only participate in the defense or settlement of the Claim, the Indemnified Party shall give the Indemnifying Party and its counsel access, during normal business hours, to all relevant business records and other documents, and shall permit them to consult with its employees and counsel.

23. Equitable Relief. If the Distributor breaches this Agreement, the Manufacturer shall have the right, at its election, to obtain equitable relief including, but not limited to, an order for specific performance of this Agreement or an injunction, without the need to: (i) post a bond or other security, (ii) to prove any actual damage or (iii) to prove that money damages would not provide an adequate remedy. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies which the Manufacturer may have for damages or otherwise.

24. No Agency. Except as provided for in this Agreement, neither party is the legal representative or agent of, or has the power to obligate the other for any purpose whatsoever; and no partnership, joint venture, agent, fiduciary, or employment relationship is intended or created by reason of this Agreement. It is the intent of the parties hereto that each party shall be an independent contractor of the other. Neither has the authority to assume or create any obligation or liability, express or implied, upon the other’s behalf or in its name or to bind the other in any manner whatsoever. The Distributor shall not sign any document as an authorized person of the Manufacturer and none of its employees or members shall hold themselves out as officers, directors, or shareholders of the Manufacturer, or as otherwise having any authority to enter into contracts binding upon the Manufacturer, or to create any obligations on the part of the Manufacturer. The Manufacturer shall not sign any document as an authorized person of the Distributor and none of its employees or shareholders shall hold themselves out as officers, managers, or members of the Distributor, or as otherwise having any authority to enter into contracts binding upon the Distributor, or to create any obligations on the part of the Distributor.

25. Miscellaneous.

A. Headings. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

B. Enforceability. If any provision which is contained in this Agreement should, for any reason, be held to be invalid or unenforceable in any respect under the laws of any jurisdiction, such invalidity or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid or unenforceable provision had not been contained herein.

C. Notices. Any notice or other communication required or permitted hereunder shall be sufficiently given if sent by (i) mail by (a) certified mail, postage prepaid, return receipt requested and (b) first class mail, postage prepaid (ii) overnight delivery with confirmation of delivery or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid, addressed as follows:

To the Manufacturer: Scantek Medical, Inc.
1705 Route 46 West, Unit 5
Ledgewood, New Jersey 07852
Attn: Dr. Zsigmond L. Sagi, President
Fax No.: (973) 527-7100

With a copy to: Mintz & Fraade, P.C.
488 Madison Avenue
New York, New York 10022
Attn: Frederick M. Mintz, Esq.
Fax No.: (212) 486-0701

To the Distributor: Bin Herz General Trading
PO Box 12252
Dubai
United Arab Emirates
Attn: Mr. Abdul Hakim Bin Herz
Fax No.: (971) 4-2886373

or in each case to such other address and facsimile number as shall have last been furnished by like notice. If all of the methods of notice set forth in this Paragraph “C” of this Article “25” of this Agreement are impossible for any reason, notice shall be in writing and personally delivered to the aforesaid addresses. Each notice or communication shall be deemed to have been given as of the date so mailed or delivered as the case may be; provided, however, that any notice sent by facsimile shall be deemed to have been given as of the date so sent if a copy thereof is also mailed by first class mail on the date sent by facsimile. If the date of mailing is not the same as the date of sending by facsimile, then the date of mailing by first class mail shall be deemed to be the date upon which notice is given; provided further, however, that any notice sent by overnight delivery shall be deemed to have been given as of the date of delivery.

D. Governing Law; Disputes. This Agreement shall in accordance with Section 5 1401 of the General Obligations of the Laws of New York in all respects be construed, governed, applied and enforced under the internal laws of the State of New York. Except as otherwise set forth in Article “23” of this Agreement, the parties agree that they shall be deemed to have agreed to binding arbitration with respect to the entire subject matter of any and all disputes relating to or arising under this Agreement including, but not limited to, the specific matters or disputes as to which arbitration has been expressly provided for by other provisions of this Agreement and that any such arbitration shall be commenced exclusively in New York, New York. Any such arbitration shall be by a panel of three arbitrators and pursuant to the commercial rules then existing of the American Arbitration Association in the State of New York, County of New York. In all arbitrations, judgment upon the arbitration award may be entered in any court having jurisdiction. The parties specifically designate the courts in the City of New York, State of New York as properly having jurisdiction for any proceeding to confirm and enter judgment upon any such arbitration award. The parties hereby consent to and submit to the exclusive jurisdiction of the courts of the State of New York in any action or proceeding and submit to personal jurisdiction over each of them by such courts. The parties hereby waive personal service of any and all process and specifically consent that in any such action or proceeding brought in the courts of the State of New York, any service of process may be effectuated upon any of them by certified mail, return receipt requested, in accordance with Paragraph “C” of this Article “25” of this Agreement. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

The parties agree, further, that the prevailing party in any such arbitration as determined by the arbitrators shall be entitled to such costs and attorney's fees, if any, in connection with such arbitration as may be awarded by the arbitrators. In connection with the arbitrators’ determination for the purpose of which party, if any, is the prevailing party, they shall take into account all of the factors and circumstances including, without limitation, the relief sought, and by whom, and the relief, if any, awarded, and to whom. In addition, and notwithstanding the foregoing sentence, a party shall not be deemed to be the prevailing party in a claim seeking monetary damages, unless the amount of the arbitration award exceeds the amount offered in a legally binding writing by the other party by fifteen (15%) percent or more. For example, if the party initiating arbitration (“A”) seeks an award of one hundred thousand ($100,000) dollars plus costs and expenses, the other party (“B”) has offered A fifty thousand ($50,000) dollars in a legally binding written offer prior to the commencement of the arbitration proceeding, and the arbitration panel awards any amount less than fifty-seven thousand five hundred ($57,500) dollars to A, the panel should determine that B has “prevailed”.

The arbitration panel shall have no power to award non-monetary or equitable relief of any sort. It shall also have no power to award (i) damages inconsistent with any applicable agreement between the parties or (ii) punitive damages or any other damages not measured by the prevailing party’s actual damages; and the parties expressly waive their right to obtain such damages in arbitration or in any other forum. In no event, even if any other portion of these provisions is held invalid or unenforceable, shall the arbitration panel have power to make an award or impose a remedy which could not be made or imposed by a court deciding the matter in the same jurisdiction.

Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.

All aspects of the arbitration shall be treated as confidential. The parties and the arbitration panel may disclose the existence, content or results of the arbitration only as provided in the rules of the American Arbitration Association in New York, New York. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interest.

E. No Assignment by the Distributor. The rights granted pursuant to this Agreement shall not be transferable by the Distributor, without the Manufacturer’s prior written consent, provided, however, that the Distributor shall have the right to use the Trademark and to sublicense its use to Subdistributors in the Territories subject to the terms and conditions of this Agreement. For purposes of this Paragraph “E” of this Article “25” of this Agreement, any transfer of a controlling interest in the Distributor shall be deemed to be a transfer by the Distributor and if such transfer of a controlling interest has been made without the Manufacturer’s prior written consent, the Manufacturer may in its sole and absolute discretion terminate by written notice pursuant to Paragraph “C” of this Article “25” of this Agreement.

F. Assignment by the Manufacturer. This Agreement shall be transferable by the Manufacturer.

G. Construction. Each of the parties hereto hereby further acknowledges and agrees that (i) each has had significant input in the development of this Agreement and (ii) this Agreement shall not, therefore, be construed more strictly against any party responsible for its drafting regardless of any presumption or rule requiring construction against the party who drafted this Agreement.

H. Entire Agreement.  This Agreement and all documents and instruments referred to herein (i) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (ii) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither the Manufacturer nor the Distributor makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, managers, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

I. Further Assurances. The parties agree to execute any and all such other further instruments and documents, and to take any and all such further actions which are reasonably required to effectuate this Agreement and the intents and purposes hereof.

J. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, personal representatives, successors and assigns.

K. Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver of any other or subsequent breach of this Agreement.

L. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

M. Facsimile Signatures. Any signature which is delivered via facsimile shall be deemed to be an original and have the same force and effect as if such facsimile signature were the original thereof.

N. Modifications. This Agreement may not be changed, modified, extended, terminated or discharged orally, except by a written agreement specifically referring to this Agreement which is signed by all of the parties to this Agreement.

O. Exhibits. All Exhibits annexed or attached to this Agreement are incorporated into this Agreement by reference thereto and constitute an integral part of this Agreement.

P. Survival. All of the provisions and obligations of this Agreement shall survive the termination of this Agreement.

Q. Severability. The provisions of this Agreement shall be deemed separable. Therefore, if any part of this Agreement is rendered void, invalid or unenforceable, such rendering shall not affect the validity or enforceability of the remainder of this Agreement; provided that if the part or parts which are void, invalid or unenforceable as aforesaid shall substantially impair the value of the whole Agreement to either party, that party may cancel, and terminate the Agreement by giving written notice to the other party.

IN WITNESS WHEREOF, the parties to this Agreement have set their hands and seals or caused these presents to be signed of the day and year first above written.

Scantek Medical, Inc. /s/ Dr. Zsigmond L. Sagi By: ___________________________ Dr. Zsigmond L. Sagi, President	Bin Herz General Trading. /s/ Abdulhakim Bin Herz By: _______________________________ Abdulhakim Bin Herz

List of Exhibits
Exhibit A:	Patents

Exhibit B:	Description of the Product

Exhibit C:	Territories

Exhibit D:	Trademark

Exhibit E:	Agreement of Subdistributor

Exhibit F:	Form of Letter of Credit

Exhibit G:	Minutes of Meeting of the Manufacturer’s Board of Directors

Exhibit H:	List of Documents to be authenticated, notarized and legalized by the Manufacturer

Exhibit I:	Form of Letter Agreement to be Executed Pursuant to Article “23” of the Agreement

EXHIBIT A

PATENTS

UNITED STATES:

6,086,247
4,190,058
4,624,264

U.S. PATENT APPLICATIONS

APPLICATION NUMBER	DATE OF APPLICATION

08/854144	5/14/97

EXHIBIT B

PRODUCT KNOWN AS BREASTCARE(TM) /BREASTALERT(TM)

Notwithstanding the following more specific description of the Product, the Products shall include any temperature sensing product manufactured by the Manufacturer using the patented technology set forth in the Patents listed in Exhibit "B" or improvements thereto. The BreastCare(TM) /BreastAlert(TM) is an early diagnostic direct reading, digital product to screen the breast for abnormalities, including cancer.

The BreastCare™ device consists of pair of mirror-image, non-invasive, lightweight, disposable pads made of soft flexible foam, each of which has 3 pliant, specially designed, heat conductive aluminum foil segments attached to its inner surface. Each segment is wedge-shaped and contains 18 columns of temperature-responsive (blue) sensor dots connected by an aluminum foil with high thermal conductivity. These dots contain a chemical mixture that changes color, from blue to pink, when exposed to sufficient heat, and are arranged so that temperatures of 90 degrees F trigger the first column. Each subsequent column represents an incremental increase of 0.5 degrees F., with the last column triggered by an area temperature of 98.5 degrees F. BreastCare(TM) measures underlying breast tissue heat conducted to the skin surface of the breast, by retaining the emitted heat when the two pads are placed in direct contact with the skin of each breast inside the bra and the underlying skin temperatures are indicated by a change in the color of the sensor dots from blue to pink. The device must be worn for 15 minutes with good contact between the device and the skin for best results. Soon after removal from the breasts, the color pattern on the six segments becomes fixed. By comparing the mirror-image temperature differences between the two breasts registered by the BreastCare(TM), a determination can be made as to whether a sufficient abnormality is present.

EXHIBIT C

TERRITORIES

United Arab Emirates	Pakistan

Saudi Arabia	Malaysia

Kuwait

Qatar

Bahrain

Oman

Lebanon

Jordan

Iraq

Tunisia

Morocco

Algeria

Libya

Afghanistan

Yemen

Egypt

EXHIBIT D

TRADEMARK

BreastAlert

BreastCare

BreastCare DTS

Differential Temperature Sensor

EXHIBIT E

AGREEMENT OF SUBDISTRIBUTOR

EXHIBIT F

FORM OF LETTER OF CREDIT

EXHIBIT G

MINUTES OF MEETING OF THE MANUFACTURER’S BOARD OF DIRECTORS

EXHIBIT H

LIST OF DOCUMENTS TO BE AUTHENTICATED, NOTARIZED
AND LEGALIZED BY MANUFACTURER

Any documents that are from time to time required by any competent authority within the territories for the purpose of licensing, clearing and distributing the Product, including, but not limited to, any medical clearance and approval certificates as per the specimen or requirements of each territory in accordance with the law and procedures applicable therein.

EXHIBIT I

FORM OF LETTER AGREEMENT TO BE
EXECUTED PURSUANT TO ARTICLE 23
OF THE AGREEMENT

From:	The Indemnifying Party
(Name and Address)

To:	The Indemnified Party
(Name and Address)

Date:

Gentlemen/Ladies:

This shall confirm and acknowledge that pursuant to Article “23” of the Exclusive Distribution Agreement (the “Agreement”) dated as of the 1st day of November, 2006, by and among Scantek Medical, Inc. and Bin Herz General Trading, the undersigned acknowledges its liability for indemnification to you with respect to _________________ (description of claim) (the "Claim”), and shall not take the position that it is not liable to you with respect to the Claim. Such obligation is subject to all of the provisions, terms and conditions of the Agreement.

Very truly yours,

___________________________
Name of Indemnifying Party

By: ___________________________
(Authorized Signature)
STATE OF )
)ss.:
COUNTY OF )

On the ____ day of __________, ____ before me personally came __________ to me known, who, being by me duly sworn, did depose and say that that he or she is the ____________ of __________________________, the company described in and which executed the foregoing instrument; that he or she knows the seal of said company; that the seal affixed to said instrument is such company’s seal; that it was so affixed by order of the board of directors of said company, and that he or she signed his or her name thereto by like order.

___________________________
    Notary Public